Exhibit 99.2

Rennova Health Interview

CEO Seamus Lagan on Uptick Newswire June 2022

Speakers:	Sever Copley and Seamus Lagan

Copley: Welcome to the Stock Day Media Podcast. I am your host Sever Copley, filling in for Everett Jolly. On today’s show, I’m bringing back a returning guest. The last time they were on the show was at the end of April of this year. I’m talking about none other than Rennova Health, Inc. They trade on the OTC Pinks under the ticker symbol ‘RNVA’, and with us today is the CEO of the company, Mr. Seamus Lagan. He is going to bring us up-to-speed. Seamus, it is nice to meet you and welcome back to the show.

Lagan: It’s very nice to meet you, Sever. Hopefully, Everett will be back soon. In the meantime, I look forward to speaking to you.

Copley: Seamus, I wanted to check in and ask how the hospital business was performing. You have previously told us that you believe this business is now stabilized. I wanted to ask if that means you expect the business to be profitable? And can you tell us what you’re going to do to make it happen?

Lagan: We believe the recently secured critical access designation will enable a cash flow break even and hopefully a small profit. Monitoring and managing costs is an ongoing exercise in the facility and we have a lot of effort being applied to finding full-time employees right now to replace higher agency staffing costs. We believe more permanent and vested employees will facilitate increased patient flow and in turn, increase revenues. The combined result of these improvements will insure the long-term success of the facility, and we are glad that we see this facility stabilizing and turning a corner compared to where we were one or two years ago.

Copley: When you were last on the show, you spoke of preliminary plans to add behavioral and mental health services to your business, which I think is awesome by the way. Mental health is such an underserved need across the whole United States. What is the status of those plans and how do you see them developing in the coming months?

Lagan: We have now created Myrtle Recovery Centers, Inc. as a new wholly-owned division to develop these plans. It is early days, but we have already had a third-party specialist firm complete a short feasibility study for us and this appears to be a sector where the need for mental and behavioral health services is an expanding market in Tennessee. We have unused space in the properties that we own that can be converted with minimal capital expenditure and utilized to provide these services. We’re currently finalizing a plan and staffing requirements, and we intend to find someone with specific knowledge and a proven track record in the industry to head up this division. We will have to secure some additional capital to complete a launch, but already owning the assets to operate from, significantly reduces that need to minor refurbishment and decorating costs and some carry costs. This is a division, Sever, that we believe could significantly increase our current revenues and get us to overall profitability. So, we’re excited and hopeful that we can get this up and running sooner rather than later.

Copley: That sounds exciting. Now, through a number of very difficult years, you kept going and with a lot of hard work you have persevered. Where do you see this company going over the next two to three years, and what risks do you still have to overcome to get there?

Lagan: We continue to see an opportunity with rural hospitals. We have been building a management team that understands the sector very well, and we have refined a lot of our operations. There’s no question that there is a need for a certain level of care that can be conveniently accessed by rural communities. That need will continue to drive this opportunity, and if we can prove a model of combining mental and behavioral health side by side with hospital services, I believe we’ll be back on an acquisition and growth trajectory in the next year. As you said, it has been a difficult few years and we have a lot of employees who have weathered rough times with us. It would be really nice to get back to constructive growth as opposed to restructuring and firefighting.

Copley: What message would you like to give to your stockholders and our listeners today?

Lagan: Sever, I continue to be very confident that this company can deliver an excellent service to its customers, and a profit for our shareholders. We continue to say that we’ve had a difficult time, but we continue to work very hard to deliver that service and get to profitability and I do firmly believe that we are on track to change the history and have a much more positive future start to evolve here over the next one, two, three years and more.

Copley: Mr. Seamus Lagan, he is the CEO of Rennova Health, Inc. They trade on the OTC Pinks under the ticker symbol ‘RNVA’. Seamus, thank you so much for coming on the show. Hopefully, we will see you in another 45 to 55 days to give us an update.

Lagan: Thank you very much for your time and we look forward to it.